Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

SAFETY, INCOME AND GROWTH, INC.,

AND

SIGI ACQUISITION, INC.

Dated as of April 14, 2017

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 14, 2017, is made and entered into by and between Safety, Income and Growth, Inc., a Maryland corporation (the “Company”), and SIGI Acquisition, Inc. a Maryland corporation (“SIGI”).

WHEREAS, concurrently with the execution and delivery of this Agreement, SIGI, iStar Inc., a Maryland corporation (“iStar”), SFTY Venture LLC, a Delaware limited liability company (“GICRE”) and SFTY VII-B, LLC, a Delaware limited liability company (“LA”), are entering into a Subscription Agreement (the “Subscription Agreement”) providing for the initial capitalization of SIGI with investments of $55,500,000 in cash by iStar on the date hereof, $42,500,000 in cash by GICRE on the date hereof and $15,000,000 in cash by LA on the date hereof, in each case, prior to the Effective Time (as defined below). The contributions of cash are referred to as the “SIGI Initial Capitalization.”

WHEREAS, immediately following the SIGI Initial Capitalization and as contemplated by the Subscription Agreement, the Company will be merged with and into SIGI (the “Merger”) on the terms of, and subject to the conditions in, this Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Surviving Corporation (as defined below) is executing and delivering a Registration Rights Agreement, a Pre-IPO Stockholders Agreement and a Post-IPO Stockholder’s Agreement, each of which will take effect in accordance with their terms upon the Effective Time (such agreements and documents collectively, the “Related Documents”).

WHEREAS, the board of directors of the Company has declared that the Merger and the other transactions contemplated by this Agreement (the “Transactions”) are advisable and in the best interests of the Company and iStar, as the sole stockholder of the Company, has approved the Merger.

WHEREAS, the board of directors of SIGI has declared that the Merger and the Transactions are advisable and in the best interests of SIGI, and the stockholders of SIGI have approved the Merger.

WHEREAS, the parties intend that, solely for U.S. federal income tax purposes, the parties will treat and report transactions contemplated by this Agreement and the Subscription Agreement as a taxable contribution by iStar of all of the Company’s assets to SIGI in exchange for 100% of the Common Stock of SIGI, immediately followed by a sale by iStar, pursuant to a plan, to GICRE of 2,125,000 shares of SIGI Common Stock in exchange for $42,500,000 and a sale by iStar to LA of 750,000 shares of SIGI Common Stock in exchange for $15,000,000, unless otherwise required by a change in applicable law, an interpretation thereof by the Internal Revenue Service (the “IRS”) or any court, or a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and SIGI hereby agree as follows:

ARTICLE 1
SIGI INITIAL CAPITALIZATION; MERGER, CLOSING

Section 1.1.           Closing.

(a)           The closing of the Transactions (the “Closing”), shall occur on the date hereof (the “Closing Date”), at the offices of the Company.

Section 1.2.           SIGI Initial Capitalization.

(a)           Pursuant to the Subscription Agreement, on the date hereof, SIGI has issued and sold (i) 2,775,000 shares of the common stock, par value $0.01 per share, of SIGI (“SIGI Common Stock”) to iStar, (ii) 2,125,000 shares of SIGI Common Stock to GICRE and (iii) 750,000 shares of SIGI Common Stock to LA.

Section 1.3.           Merger.  On the Closing Date, subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Maryland General Corporation Law (the “MGCL”), the Company shall be merged with and into SIGI pursuant to Section 3-105 of the MGCL, whereupon the separate corporate existence of the Company shall cease and SIGI shall continue as the surviving corporation pursuant to the MGCL.  SIGI, as the surviving corporation in the Merger, is hereinafter sometimes referred to in this Agreement as the “Surviving Corporation.”  The parties shall cause the Merger to occur by causing articles of merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”), to be duly executed, and filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on the Closing Date, in accordance with the relevant provisions of the MGCL.  The “Effective Time” shall be as set forth in the Articles of Merger.

Section 1.4.           Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of the Company and SIGI shall vest in the Surviving Corporation, and all obligations, debts, liabilities and duties of the Company and SIGI shall become the obligations, debts, liabilities and duties of the Surviving Corporation.

Section 1.5.           Organizational Documents of the Surviving Corporation.  At the Effective Time, and without any further action on the part of the Company or SIGI, the charter of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit B.  At the Effective Time, and without any further action on the part of the Company or SIGI, the bylaws of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit C.

Section 1.6.           Directors and Officers of the Surviving Corporation.  The persons listed on Schedule 1.6 hereto shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s organizational documents and the MGCL.  The officers of SIGI at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s bylaws.

Section 1.7.           Treatment of the Capital Stock of the Company and SIGI.

(a)           At the Effective Time, all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted, in the aggregate, into $113.0 million in cash.

(b)           At the Effective Time, each share of SIGI Common Stock issued and outstanding immediately prior to the Effective Time (including each share issued in the SIGI Initial Capitalization) shall be automatically converted into and become one validly issued, non-assessable fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(c)           At the Effective Time, each share of Company Common Stock or SIGI Common Stock converted into cash or Surviving Corporation Common Stock, as applicable, shall be automatically cancelled and shall cease to exist, and the holder of such shares of Company Common Stock or SIGI Common Stock shall cease to have any rights with respect thereto other than the right to receive its pro rata share of the aggregate merger consideration described in Sections 1.7(a) and (b), for each such share of Company Common Stock or SIGI Common Stock.

(d)           If at any time between the date of this Agreement and the Effective Time any change in the number of issued or outstanding shares of Company Common Stock or SIGI Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or other distribution of securities convertible into Company Common Stock or SIGI Common Stock) with a record date during such period, the merger consideration shall be equitably adjusted to reflect such change.

Section 1.8.           Exchange of Shares.

(a)           The Surviving Corporation shall deliver shares of Surviving Corporation Common Stock issued in the Merger by causing its transfer agent to deliver such shares electronically in book-entry form to iStar, GICRE and LA on or promptly following the Closing Date.

(b)           After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

Section 1.9.           Legends. The certificates or other instruments representing the Surviving Corporation Common Stock issued in the Merger, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state or the Surviving Corporation’s charter and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such share certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) INSIDE THE UNITED STATES PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (E) IN A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1.           Representations and Warranties of the Company.  The Company represents and warrants to SIGI that, except as set forth in the Company disclosure schedule (the “Company Disclosure Schedule”) delivered concurrently with this Agreement:

(a)           Organization and Good Standing. Each of the Company and its subsidiaries has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is now engaged and in which it proposes to be engaged, except where the failure to be so qualified or in good standing or have such power or authority does not or would not reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect upon the business, properties, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; or (ii) prevent or materially interfere with the consummation of the Transactions (each of (i) and (ii) above, a “Company Material Adverse Effect”).

(b)           Organization and Good Standing of Operating Partnership. Each of the Company’s subsidiaries, including Safety Income and Growth Operating Partnership, a Delaware limited partnership (the “Operating Partnership”), has been duly formed and is validly existing, in good standing under the laws of its jurisdiction of formation, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property and other assets or the conduct of its business requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Company Material Adverse Effect, and has all power and authority necessary to own, lease and operate its properties and to conduct its business as currently conducted. SIGOP Gen Par LLC, a wholly-owned subsidiary of the

Company, is the sole general partner, and the Company is the sole limited partner, of the Operating Partnership. The Agreement of Limited Partnership of the Operating Partnership is in full force and effect.

(c)           Capitalization. As of the date hereof and immediately prior to the Effective Time, the Company’s authorized capital stock consists of 100,000 shares of Company Common Stock, of which 100 shares are issued and outstanding. The issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the issued and outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company. Except as set forth in Section 2.1(c) of the Company Disclosure Schedule, no shares of capital stock of the Company are reserved for any purpose, and there are no issued and outstanding securities or other instruments convertible into or exchangeable for any shares of capital stock of, or other equity interests in, the Company and there are no outstanding options, rights (preemptive or otherwise) or warrants or other instruments to purchase or subscribe for shares of capital stock or any other securities of the Company or any other contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. All of the issued and outstanding shares of capital stock or other equity interests, as applicable, of each subsidiary of the Company or the Operating Partnership have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company or the Operating Partnership, or one of their wholly-owned subsidiaries, free and clear of all liens, encumbrances, equities, claims, restrictions on voting or transfer, or any other claims of any third party.

(d)           Power and Authority. The Company has full right, power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the Related Documents to which it is a party and the consummation by it of the Transactions has been duly and validly taken.

(e)           Merger Agreement. This Agreement has been duly authorized, executed and delivered by the Company and shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (i) such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) enforceability of the indemnification and contribution provisions set forth in this Agreement may be limited by the federal or state securities laws of the United States or the public policy underlying such laws.

(f)            Related Documents. The Related Documents to which the Company is a party have been duly authorized, executed and delivered by the Company and shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (i) such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) enforceability of the indemnification and contributions provisions set forth in the Related Documents, if any, may be limited by the federal or state securities laws of the United States or the public policy underlying such laws.

(g)           No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or bylaws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; except in the case of clauses (ii) and (iii) for any such default or violation that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(h)           No Conflicts. The execution, delivery and performance by the Company of this Agreement and the Related Documents to which it is a party and the consummation of the Transactions do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) result in any violation of the provisions of the charter or bylaws or similar organizational documents of the Company or any of its subsidiaries, including any ownership limitations on capital stock therein; or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; except in the case of clauses (i) and (iii) for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(i)            No Consents Required. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the Related Documents to which it is a party and the consummation of the Transactions, except for (i) such as has been obtained or made; and (ii) (A) such as may be required under the Securities Act and related rules and regulations, and the rules of the New York Stock Exchange, (B) the filing of a registration statement by the Company with the Commission under the Securities Act pursuant to the Registration Rights Agreement, and (C) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws.

(j)            Financial Statements. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries for the fiscal years ended December 31, 2015 and 2016 (the “Financial Statements”) present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby.

(k)           No Material Adverse Effect. Except as set forth in Section 2.1(k) of the Company Disclosure Schedule, since the date of the most recent Financial Statements of the Company, there has not been any change, effect or circumstance, which, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

(l)            Investment Company Act. The Company is not, and after giving effect to the Transactions will not be, required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(m)          Possession of Licenses and Permits. Each of the Company, the Operating Partnership and their respective subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate governmental entities necessary under applicable law to conduct the business now operated by them, except where the failure so to possess would not, individually or in the aggregate, have a Company Material Adverse Effect; each of the Company, the Operating Partnership and their respective subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Company Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any written notice of proceedings pending and relating to the revocation or modification of any Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Company Material Adverse Effect.

(n)           Title to Property. (i) The Operating Partnership or a subsidiary thereof has good and marketable fee title to all real property owned by them and a valid leasehold interest in all real property leased by them as lessee (collectively, the “Properties”), free and clear of all mortgages, pledges, liens, claims, security interests, restrictions or encumbrances of any kind, except for Permitted Liens, and such Properties owned or leased by the Operating Partnership and its subsidiaries as of the date hereof are set forth in Section 2.1(n) of the Company Disclosure Schedule (the “Initial Portfolio”), and except as set forth in Section 2.1(n)(i) of the Company Disclosure Schedule; (ii) neither the Company, the Operating Partnership nor any of their respective subsidiaries owns any real property other than the Initial Portfolio; and (iii)  the mortgages and deeds of trust that encumber the Properties in the Initial Portfolio are not convertible into equity securities of the entity owning such Property and said mortgages and deeds of trust are not cross-defaulted or cross-collateralized with any property other than other Properties in the Initial Portfolio. “Permitted Liens” means, collectively: (a) the liens and other items disclosed in the title insurance policies for the Properties previously made available; (b) the $227 million Loan Agreement entered into on March 30, 2017 among subsidiaries of the Company and Barclays Bank PLC, as lender, and all related security and loan documents; (c) the Approved Leases; (d) all taxes, fees, charges or assessments levied or assessed against, or payable with respect to, any Property or its operations, including any so-called payments in lieu of Taxes, in each case which are a lien but not yet due and payable; and (e) applicable zoning and building ordinances and land use regulations and any and all other present and future laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting any Property, in each case so long as none of the Company or any subsidiary is in violation thereof in any material respect.

(o)           Possession of Intellectual Property. The Company, the Operating Partnership and their respective subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) reasonably necessary to conduct the business now operated by them, and none of the Company, the Operating Partnership nor any of their respective subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interest of the Company, the Operating Partnership or any of their respective subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would have a Company Material Adverse Effect.

(p)           Accounting Controls. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15 of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Financial Statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of Financial Statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the Company’s internal controls. The Company’s auditors have been advised of (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have significant role in the Company’s internal controls over financial reporting.

(q)           Brokers. Neither the Company nor its affiliates have employed the services of, or dealt with, any broker, agent or finder in connection with the transactions contemplated hereby.

(r)            Foreign Corrupt Practices Act. None of the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(s)            Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any governmental entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened, and the Company is not aware of any act or event that would reasonably be expected to lead to any such action, suit or proceeding.

(t)            OFAC. None of the Company or any of its subsidiaries, or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of any such entity is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries, joint venture partners or other person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 2.2.           Representations and Warranties of SIGI.

SIGI represents and warrants to the Company that, except as set forth in the SIGI disclosure schedule (the “SIGI Disclosure Schedule”) delivered concurrently with this Agreement:

(a)           Organization and Good Standing. SIGI has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is now engaged and in which it proposes to be engaged, except where the failure to be so qualified or in good standing or have such power or authority does not or would not reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect upon the business, properties, financial position, stockholders’ equity or results of operations of SIGI; or (ii) prevent or materially interfere with the consummation of the Transactions (each of (i) and (ii) above, a “ Material Adverse Effect”).

(b)           No subsidiaries or investments.  SIGI holds no ownership interest or right to acquire any ownership interest in any person.

(c)           Capitalization. As of the date hereof and immediately prior to the Effective Time, SIGI’s authorized capital stock consists of 10,000,000 shares of SIGI Common Stock, of which 5,650,000 shares are issued and outstanding after giving effect to the SIGI Initial Capitalization. The issued and outstanding shares of capital stock of SIGI have been duly authorized and validly issued and are fully paid and non-assessable. None of the issued and outstanding shares of capital stock of SIGI was issued in violation of the preemptive or other similar rights of any securityholder of the Company. No shares of capital stock of SIGI are reserved for any purpose, and there are no issued and outstanding securities or other instruments convertible into or exchangeable for any shares of capital stock of, or other equity interests in, SIGI and there are no outstanding options, rights (preemptive or otherwise) or warrants or other instruments to purchase or subscribe for shares of capital stock or any other securities of SIGI or any other contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of SIGI, any such convertible or exchangeable securities or any such rights, warrants or options.

(d)           Power and Authority. SIGI has full right, power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the Related Documents to which it is a party and the consummation by it of the Transactions has been duly and validly taken.

(e)           Merger Agreement. This Agreement has been duly authorized, executed and delivered by SIGI and shall constitute the legal, valid and binding obligation of SIGI, enforceable against SIGI in accordance with its terms, except as (i) such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) enforceability of the indemnification and contribution provisions set forth in this Agreement may be limited by the federal or state securities laws of the United States or the public policy underlying such laws.

(f)            Related Documents. The Related Documents to which SIGI is a party have been duly authorized, executed and delivered by SIGI and shall constitute the legal, valid and binding obligations of SIGI, enforceable against SIGI in accordance with their terms, except as (i) such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) enforceability of the indemnification and contributions provisions set forth in the Related Documents, if any, may be limited by the federal or state securities laws of the United States or the public policy underlying such laws.

(g)           No Violation or Default. SIGI is not (i) in violation of its charter or bylaws; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which SIGI is a party or by which SIGI is bound or to which any of the property or assets of SIGI is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; except in the case of clauses (ii) and (iii) for any such default or violation that would not, individually or in the aggregate, have a SIGI Material Adverse Effect.

(h)           No Conflicts. The execution, delivery and performance by SIGI of this Agreement and the Related Documents to which it is a party and the consummation of the Transactions do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of SIGI pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which SIGI is a party or by which SIGI is bound or to which any of the property or assets of SIGI is subject; (ii) result in any violation of the provisions of the charter or bylaws or similar organizational documents of SIGI, including any ownership limitations on capital stock therein; or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; except in the case of clauses (i) and (iii) for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a SIGI Material Adverse Effect.

(i)            No Consents Required. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by SIGI of this Agreement and the related documents to which it is a party and the consummation of the Transactions, except for (i) such as has been obtained or made; and (ii) (A) such as may be required under the Securities Act and related rules and regulations, and the rules of the New York Stock Exchange, (B) the filing of a registration statement by SIGI with the Commission under the Securities Act pursuant to the Registration Rights Agreement, and (C) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws.

(j)            Limited Activities; No Employees.  SIGI was formed for the purpose of consummating the Transactions and its only business prior to the Effective Time will have been de minimis activities relating to its organization, the completion of the SIGI Initial Capitalization and preparation to consummate the Transactions.  SIGI has no material assets or material liabilities. SIGI has no employees and has not had any employees since its inception.

(k)           Legal Proceedings. There are no legal or governmental actions, suits or proceedings (whether civil, criminal, administrative or investigation, in law or in equity), by any Person before any governmental or regulatory authority pending or, to the knowledge of SIGI, threatened to which SIGI is (or, to the extent threatened, will be) a party or to which any property, asset or right of SIGI is (or, to the extent threatened, will be) the subject that, individually or in the aggregate, if determined adversely to SIGI or any of its subsidiaries, would have a SIGI Material Adverse Effect.

(l)            Investment Company Act. SIGI  is not, and after giving effect to the Transactions will not be, required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(m)          Possession of Licenses and Permits. SIGI possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate governmental entities necessary under applicable law to conduct the business now operated by them, except where the failure so to possess would not, individually or in the aggregate, have a SIGI Material Adverse Effect; SIGI is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a SIGI Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a SIGI Material Adverse Effect; and SIGI has not received any written notice of proceedings pending and relating to the revocation or modification of any Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a SIGI Material Adverse Effect.

(n)           Title to Property. SIGI does not own, lease or use (and has never owned, leased or used) any real or other property.

(o)           Possession of Intellectual Property. SIGI owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) reasonably necessary to conduct the business now operated by SIGI, and SIGI has not received any notice and is not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interest of SIGI, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would have a SIGI Material Adverse Effect.

(p)           Brokers. Neither SIGI nor its affiliates have employed the services of, or dealt with, any broker, agent or finder in connection with the transactions contemplated hereby.

ARTICLE 3
CONDITIONS PRECEDENT TO CLOSING

Section 3.1.           Conditions Precedent to the Obligations of both Parties.  The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction of each of the following conditions on or prior to the Closing:

(a)           No Injunctions. No governmental entity of competent jurisdiction shall have issued any moratorium, or enacted, issued, promulgated, enforced or entered any order, decree or law which is in effect and which prevents or prohibits the consummation of, or that makes it illegal for any party hereto to consummate the Transactions.

Section 3.2.           Additional Conditions Precedent to the Obligations of SIGI.  The obligation of SIGI to consummate the Merger shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by SIGI:

(a)           Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 2.1(a) (Organization and Good Standing), Section 2.1(b) (Organization and Good Standing of Operating Partnership), Section 2.1(d) (Power and Authority), Section 2.1(c) (Capitalization), Section 2.1(e) (Merger Agreement), Section 2.1(f) (Related Documents), and Section 2.1(y) (Brokers) shall be true and correct in all respects on and as of the Closing Date; and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) as though such representations and warranties were made at and as of such date.

(b)           Related Documents. Each of the Related Documents shall have been duly authorized, executed and delivered by the parties thereto, other than SIGI, as applicable.

(c)           Officer’s Certificate. SIGI shall have received a certificate, dated the Closing Date, signed by a duly authorized executive officer of the Company, certifying that the conditions specified in the foregoing Section 3.2(a) hereof have been fulfilled.

(d)           Secretary’s Certificate. SIGI shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching: (i) a true and complete copy of the Company’s charter, in effect as of such date; (ii) a true and complete copy of the Company’s bylaws, in effect as of such date; (iii) resolutions of the Company’s board of directors authorizing the execution and delivery of this Agreement, the Related Documents and the transactions contemplated hereby and thereby; and (iv) a certificate of incumbency executed by the Secretary or Assistant Secretary of Company listing the officers of Company authorized to execute the Agreement, and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Company in connection with the consummation of the transactions contemplated hereby.

(e)           REIT Opinion.  SIGI shall have received the opinion (on which each of iStar, GICRE and LA shall be expressly permitted to rely) of Clifford Chance US LLP, counsel to SIGI and the Company, substantially to the effect that, commencing with SIGI’s initial taxable year ending December 31, 2017 and taking into account the consummation of the Merger, SIGI has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and SIGI’s proposed method of operation as set forth in the officer’s certificate supporting the opinion and the other documents reviewed by counsel in connection with the issuance of the opinion will enable SIGI to continue to meet the requirements for qualification and taxation as a REIT under the Code.  Such opinion and the related officers’ certificates, stockholder representations and other similar items shall be customary in form and substance and otherwise reasonably satisfactory to SIGI, iStar, GICRE and LA.

Section 3.3.           Additional Conditions Precedent to Obligations of the Company.  The obligation of the Company to consummate the Merger shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by the Company:

(a)           Initial SIGI Capitalization. The transactions contemplated by the Subscription Agreement shall have been consummated without waiver of any conditions thereto.

(b)           Representations and Warranties. (i) The representations and warranties of SIGI set forth in Section 2.2(a) (Organization and Good Standing), Section 2.2(b) (Power and Authority), Section 2.2(c) (Capitalization), Section 2.2(e) (Merger Agreement), Section 2.2(f) (Related Documents) and Section 2.2(y) (Brokers) shall be true and correct in all respects on and as of the Closing Date; and (ii) all other representations and warranties of SIGI contained in this Agreement shall be true and correct in all material respects on and as of the Closing (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) as though such representations and warranties were made at and as of such date.

(c)           SIGI Certificate. The Company shall have received a certificate from SIGI, dated the Closing Date, signed by a duly authorized representative of SIGI, certifying that the conditions specified in Section 3.3(b) hereof have been fulfilled.

(d)           Secretary Certificate. The Company shall have received a certificate, dated the Closing Date, of the Secretary or equivalent of SIGI containing a true and correct copy of the resolutions duly adopted by the board of directors or similar governing body of SIGI approving and authorizing this Agreement. The Secretary or equivalent shall also certify that such resolutions have not been rescinded, revoked, amended, modified, or otherwise affected and remain in full force and effect.

ARTICLE 4
PUBLIC ANNOUNCEMENTS; COMMISSION FILINGS

Section 4.1.           Public Announcements.  The Company and SIGI will consult with each other before issuing any press releases or otherwise making any public statements or filings with any governmental entity with respect to this Agreement, the Related Documents or the transactions contemplated hereby or thereby, shall modify any portion thereof if the other party reasonably objects thereto and shall not issue any press releases or make any public statements or filings with any governmental entity prior to such consultation, unless the same may be required by applicable law or the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange. Notwithstanding anything to the contrary in the foregoing, the Company and SIGI acknowledge that the Company is currently pursuing the IPO and has made a confidential submission of a draft Registration Statement on Form S-11 (as the same may be amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission, and the Company shall be permitted to disclose, and the Company shall not be required to consult with SIGI before filing, a description of, and/or other disclosure relating to, this Agreement, the Related Documents or the transactions contemplated hereby and thereby in the Registration Statement and all filings made with the Commission in connection with the IPO and in connection with any testing the waters meetings and roadshow related to the IPO.

ARTICLE 5
MISCELLANEOUS

Section 5.1.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

Section 5.2.           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a signature delivered by facsimile, email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 5.3.           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 5.4.           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 5.5.           Entire Agreement; Amendments; Waiver.  This Agreement and the Related Documents supersede all other prior oral or written agreements between SIGI, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the Related Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor SIGI makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and SIGI. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 5.6.           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Safety, Income and Growth, Inc.

1114 Avenue of the Americas

39th Floor

New York, New York 10036

Attention: Nina B. Matis

Facsimile: 212-930-9494

with a copy (for informational purposes only) to:

Clifford Chance US LLP

31 W 52nd Street

New York, New York 10019

Attention: Kathleen L. Werner

Facsimile: 212-878-8375

If to SIGI:

SIGI Acquisition, Inc.

1114 Avenue of the Americas

39th Floor

New York, New York 10036

Attention: Nina B. Matis

Facsimile: 212-930-9494

with a copy (for informational purposes only) to:

Clifford Chance US LLP

31 W 52nd Street

New York, New York 10019

Attention: Kathleen L. Werner

Facsimile: 212-878-8375

Section 5.7.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. Neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

Section 5.8.           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and GICRE and LA and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 5.9.           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.10.         Specific Performance.  The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and Purchaser and the Company agree not to plead sufficiency of damages as a defense in such circumstances.

[Signature Page Follows]

IN WITNESS WHEREOF, SIGI and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

SAFETY, INCOME AND
GROWTH, INC.

By:	/s/ Geoffrey G. Jervis
Name:	Geoffrey G. Jervis
Title:	Chief Operating Officer & Chief Financial Officer

SIGI ACQUISITION, INC.

By:	/s/ Jay Sugarman
Name:	Jay Sugarman
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Articles of Merger

(Attached)

EXHIBIT B

Charter

(Attached)

EXHIBIT C

Bylaws

(Attached)